UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 20, 2014

PSYCHEMEDICS CORPORATION

(Exact Name of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13738	58-1701987
(Commission File Number)	(I.R.S. Employer Identification No.)

125 Nagog Park, Acton, Massachusetts	01720
(Address of Principal Executive Offices)	(Zip Code)

(978) 206-8220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On March 20, 2014, Psychemedics Corporation (the “Company”), entered into an equipment financing arrangement with Banc of America Leasing & Capital, LLC (the “Lender”), including a Master Loan and Security Agreement and related documentation (collectively the “Equipment Loan Arrangement”) pursuant to which the Company has the ability to finance, at its option, up to $6 Million of new and used equipment purchases to be made over the next 12 months or purchases recently made. Each such purchase that is financed under the Equipment Loan Arrangement will be documented by the execution of an equipment note (each an “Equipment Note”). Each Equipment Note will have a maturity date of 60 months from the applicable loan date, but not later than March 1, 2020, and shall bear interest at the then current 30-day LIBOR rate + 2.00% (which would amount to an annual rate of 2.16% as of the date of filing of this report), or at such rate as the parties may otherwise mutually agree. Principal and interest are payable over the 60-month repayment period and principal can be repaid without premium or penalty under any Equipment Note unless it is a fixed rate loan. Borrowings under the Equipment Loan Arrangement are secured by a first priority security interest in the equipment to be acquired with the proceeds of the Equipment Notes. Under the Equipment Loan Arrangement, the Company is subject to a maximum quarterly funded debt to EBITDA ratio and a minimum fixed charge coverage ratio. As of the date of filing of this report, the Company has executed Equipment Notes covering $1,052,943 under the Equipment Loan Arrangement.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHEMEDICS CORPORATION
Dated: March 26, 2014

	By:	/s/ Neil L. Lerner
Neil L. Lerner,
Vice President - Finance